Exhibit 5.1

Kenneth L. Guernsey

+1 415 693 2091

kguernsey@cooley.com

August 14, 2019

Portola Pharmaceuticals, Inc.

270 E Grand Ave

South San Francisco, CA 94080

Re:	Portola Pharmaceuticals, Inc.

Ladies and Gentlemen:

We have acted as counsel to Portola Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the offering of up to 8,035,715 shares of the Company’s common stock, $0.001 par value (the “Shares”), including up to 1,205,357 shares that may be sold pursuant to the exercise of an option to purchase additional shares, pursuant the Registration Statement on Form S-3 (No. 333-233095, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the prospectus included in the Registration Statement (the “Base Prospectus”), and the prospectus supplement relating to the Shares filed with the Commission pursuant to Rule 424(b) promulgated under the Act (together with the Base Prospectus, the “Prospectus”). The Company has requested our opinion in connection with certain related matters.

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the Prospectus, (b) the Company’s Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws, each as currently in effect, and (c) originals, or copies certified to our satisfaction, of such records, documents, certificates, opinions, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof; the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents other than by the Company where due authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that of any other laws are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Registration Statement and the Prospectus, will be validly issued, fully paid, and nonassessable.

Cooley LLP  3175 Hanover Street  Palo Alto, CA  94304-1130

t: (650) 843-5000 f: (650) 849-7400 cooley.com

Page Two

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed with the Commission for incorporation by reference into the Registration Statement.

Very truly yours,

COOLEY LLP

By:	/s/ Kenneth L. Guernsey
Kenneth L. Guernsey

Cooley LLP  3175 Hanover Street  Palo Alto, CA  94304-1130

t: (650) 843-5000 f: (650) 849-7400 cooley.com